Exhibit 5.1


May 31, 2000


Board of Directors of
Wild Oats Markets, Inc.
3374 Mitchell Lane
Boulder, Colorado  80301

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on May 31, 2000 (the "Registration Statement") by Wild Oats Markets, Inc., a Delaware corporation (the "Company"), for the purpose of registering 1,560,000 shares of the common stock of the Company (the "Shares") under the Securities Act of 1933.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares, when sold and delivered by the Company pursuant to the Company's 1996 Equity Incentive Plan, as amended, as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

Holme Roberts & Owen LLP

By:  /s/ Mashenka Lundberg
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       Mashenka Lundberg
       Partner